CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”), dated as of May 10, 2008, is hereby made between PETER ETTINGER (“Employee”) and DOCUMENT SECURITY SYSTEMS, INC. and its divisions, affiliates, subsidiaries, predecessors, successors and assigns (collectively, “DSS”). Employee and DSS are hereinafter referred to individually as a “Party” and collectively as the “Parties.” This Agreement will become effective on the Effective Date (as hereafter defined).

WHEREAS, Employee and DSS have mutually agreed to terminate Employee’s employment with DSS effective as of the close of business on May 9, 2008 (the “Termination Date”);

WHEREAS, Employee and DSS have agreed to settle fully and finally any and all matters and/or controversies between them under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, with the intent to be legally bound hereby, and in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, DSS and Employee agree to the terms and conditions set forth below.

1. Payment and Other Consideration.

1.1. Employee shall be entitled to the following payments from DSS:

(a) If the Restricted Stock Proceeds (as defined in Section 1.6) shall be less than $212,000, DSS shall pay Employee, in cash or stock at the option of DSS, within thirty days after the end of the Restricted Stock Sale Period (as defined in Section 1.6) the difference between the Restricted Stock Proceeds and $212,000. If DSS chooses to issue additional shares of stock pursuant to the immediately preceding sentence, DSS agrees to issue such shares promptly and to cooperate with Employee in any such disposition by Employee of such shares.

(b)  The payments, if any, payable under Section 1.1(a) shall includes payment of all unused eligible PTO (Paid Time Off), including without limitation vacation days and sick days.

1.2. Employee shall receive reimbursement by DSS for all reasonable business expenses incurred prior to the Termination Date in accordance with DSS’s policies.

1.3. Any applicable payments hereunder shall be less required withholdings for taxes and benefit plan contributions (if any).

1.4. Concurrent with, or shortly after, the execution of this Agreement, DSS and Employee anticipate executing a Consulting Agreement (the “Consulting Agreement”). Employee acknowledges and agrees that during the period of this agreement, he will comply with and be subject to DSS’s insider trading policy during the term of the Consulting Agreement.

1.5. Subject to the approval of the Compensation and Management Resources Committee of the Board of Directors of the Company, DSS and Employee agree that the “Expiration Date,” as that term is used in that certain Stock Option Agreement, dated December 20, 2006, between DSS and Employee regarding an option to purchase 40,000 shares of the Company’s Common Stock, shall be amended to “November 1, 2009.”

1.6. Restricted Stock Vesting; Restricted Stock Proceeds.

(a) Subject to the approval of the Compensation and Management Resources Committee of the Board of Directors of the Company, DSS and Employee agree that that certain Restricted Stock Agreement, dated June 12, 2006, between DSS and Employee is hereby amended so that the Restrictions (as defined in such Restricted Stock Agreement) with respect to 33,333 unvested shares of restricted stock issued under such Restricted Stock Agreement (the “Accelerated Restricted Stock”) shall lapse as follows: 3,333 shares on each 1-month anniversary of the Effective Date.

(b) Employee agrees to promptly enter into a Rule 10b5-1 Plan that is acceptable to the Company (the “Rule 10b5-1 Plan”) in which Employee shall instruct the applicable broker to sell such each such 3,333 vesting shares on terms and conditions acceptable to Employee but in no event later than thirty (30) days after the applicable vesting of each such 3,333 shares.

(c) The gross proceeds of the sales of the Accelerated Restricted Stock shall be referred to as the “Restricted Stock Proceeds.” For purposes of calculating the Restricted Stock Proceeds only, any shares of the Accelerated Restricted Stock that are not sold within thirty (30) days after the applicable vesting date of such portion of the Accelerated Restricted Stock shall be considered to have generated gross sale proceeds equal to the cost basis of such unsold shares of Accelerated Restricted Stock, which cost basis shall equal the average of the high and low trades of the Company’s common stock on the trading day immediately prior to the lapse of Restrictions with respect to the applicable shares of Accelerated Restricted Stock.

(d) The term “Restricted Stock Sale Period” shall mean the period that begins on the first lapse of Restrictions of the Accelerated Restricted Stock and ends on the earlier of (i) the date that all such shares of the Accelerated Restricted Stock has been sold by Employee or (ii) thirty (30) days after the Restrictions have lapsed on all of the Accelerated Restricted Stock.

1.7. DSS and Employee agree that that certain Restricted Stock Agreement, dated May 3, 2007, between DSS and Employee is hereby terminated and Employee and DSS each acknowledge and agree that he/it and the other party have no rights or obligations under such Restricted Stock Agreement. Employee further agrees that other than as set forth in Section 1.5 and 1.6, he has no rights, including without limitation to receive, vest or exercise any options and/or restricted stock, pursuant to any Stock Option Agreement, Restricted Stock Agreement or otherwise.

2. Benefits.

2.1. As of the Termination Date, Employee shall be eligible to elect the continuance of group health and dental insurance (if Employee is currently enrolled in the DSS sponsored plan), in accordance with federal COBRA law. If Employee wishes to elect COBRA (continue coverage in the then-current group medical and/or dental plan after the Termination Date), Employee must complete and sign a COBRA Election Form and return it to DSS in accordance with COBRA. Employee will receive information, under separate cover, about Employee’s COBRA rights and about Employee’s rights under the DSS 401(k) Savings Plan (if Employee is a participant).

2.2. Employee’s premiums for any coverage under COBRA will be the then-published rate.

2.3. After the Termination Date, Employee will not continue to accrue vacation benefits or commissions, or continue to contribute to the DSS Savings Plan or 401(k) Plan, and will not receive any other benefits from DSS, other than those specified in this Agreement. Employee’s rights with respect to any options to purchase DSS stock or any restricted DSS stock that he may have received from DSS are governed by the applicable award agreements and plan documents.

3. Payment of all Outstanding Compensation. Except for those obligations specifically set forth in this Agreement and in the Consulting Agreement, and for those obligations set forth in the Stock Option Agreement referred to in Section 1.5 and the Restricted Stock Agreement referred to in Section 1.6, as of the Termination Date, any and all agreements or arrangements between the Parties related to commissions, bonuses, ownership or other interests in any entities or assets, payments and/or compensation of any kind (“Compensation”) are deemed null and void without any continuing obligation or liability of any party thereunder; it being understood that, among other things, from and after the Termination Date except as expressly provided hereunder or under the Consulting Agreement, DSS will have no obligation to pay Employee any Compensation or have any duties, responsibilities or other obligations to Employee with respect to any agreement or arrangement and Employee will have no rights thereunder.

4. Equipment. Employee will return any and all DSS property and equipment in his possession, including, but not limited to, any and all DSS identification cards, card key passes, keys, pagers, computers (laptops or desktops), cellular telephones, BlackBerry or similar personal digital assistant devices, corporate credit cards, corporate calling cards, and any other property or equipment in his possession that DSS may not know of, on or before the Termination Date. Employee may, at his option, transfer his current cellular telephone number to a cellular phone owned by him.

5. Termination of Employment; Resignation. Employee acknowledges and agrees that his employment by DSS has terminated on the Termination Date, and that he will be deemed to have resigned from all officer positions and directorships that he may hold with DSS (or otherwise at the request of DSS) at such time. Employee acknowledges and agrees that he is due no other compensation, commission payments, benefits or other consideration of any kind other than as specifically identified in this Agreement and in the Consulting Agreement.. DSS agrees not to contest any application for unemployment benefits of Employee.

6. Re-employment or Reinstatement. Employee recognizes and acknowledges that DSS has no obligation to recall, rehire, or re-employ Employee in the future except for the services contemplated in the Consulting Agreement.

7. Cooperation. Through the Severance Pay Period, Employee agrees to cooperate with reasonable requests for advice, cooperation and/or assistance made by DSS, at no charge, in connection with matters he worked on while employed by DSS, including, without limitation, to assist in the orderly transition of his duties and responsibilities and any outstanding projects to the individual (or individuals) designated by DSS. Failure by Employee to provide complete and honest cooperation will constitute a material breach of this Agreement. No Other Inducements. Employee acknowledges that the payments described in Section 1 are made solely in consideration of and in exchange for his execution of this Agreement and the general release. Employee acknowledges that he is not otherwise entitled to receive the payments and other items of value referenced above, absent his execution of this Agreement, and that no other promise or agreements (oral or written) of any kind have been made to him or with him by any person or entity whatsoever to cause him to sign this Agreement.

8. Release.

8.1. For good and valuable consideration (the receipt and sufficiency of which hereby are acknowledged) and as a material inducement to DSS to enter into this Agreement and the Consulting Agreement, Employee, for himself and his heirs, executors, administrators, personal representatives and members of his immediate family, hereby voluntarily, irrevocably and unconditionally releases, acquits and forever discharges DSS and its present and former officers, directors, employees, shareholders, consultants, attorneys, advisors, agents and representatives, and all persons acting by, through, under or in concert with any of them (whether any of the aforementioned individuals were acting as agents for DSS or in their individual capacities) (collectively, the “Released Parties”) from any and all claims and causes of action (except those necessary to enforce his rights under this Agreement) including, but not limited to, claims related to Employee’s employment, or separation from employment; any claims for salary, bonuses, commissions, payments related to severance pay, vacation pay or any benefits under the Employee Retirement Income Security Act (except for vested ERISA benefits which are not affected by this Agreement); any claims for option, stock or other incentive awards; any claim under New York’s Wage and Hour Laws, or other state wage and hour laws; any claim under the Worker Adjustment and Retraining and Notification Act; any claim alleging sexual or other harassment, or discrimination based on race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, citizenship status, pregnancy, medical condition, handicap or disability (as defined by the Americans with Disabilities Act or any foreign, federal, state or local law), age, or any other unlawful discrimination (under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Equal Pay Act, the Violence Against Women Act, the New York Law Against Discrimination, or any other foreign, federal, state or local laws); discharge in violation of foreign, state or federal “whistle blower” laws; discharge in violation of the federal Family and Medical Leave Act or other foreign, state or federal family leave laws; breach of implied or express contract, breach of promises, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy, retaliatory discharge, wrongful or constructive discharge, retaliation, intentional tort or for attorneys’ fees, which Employee or his heirs, executors, administrators, personal representatives or members of his immediate family now have, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, up to and including the date both Parties have executed this Agreement.

8.2. Employee, for himself and his heirs, executors, administrators, personal representatives and members of his immediate family, also hereby waives all rights to file any charge or complaint against DSS arising out of Employee’s employment by or termination thereof from DSS before any federal, state or local administrative agency, except where any law prohibits such waivers. Employee, for himself and his heirs, executors, administrators, personal representatives and members of his immediate family, further waives all rights to recover any damages or equitable or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission, or any other federal, state or local agency under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Equal Pay Act, the any other foreign, federal, state, or local discrimination law, except where such waiver is prohibited by law.

8.3. Employee further agrees, promises and covenants that neither he nor his heirs, executors, administrators, personal representatives, members of his immediate family or any person, organization, or other entity acting on his behalf has filed, charged or claimed, or will file, charge or claim, or will cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary relief or other) against the Released Parties involving any matter occurring in the past up to the Effective Date (as hereafter defined), or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities which are later discovered.

8.4. Employee further agrees that the releases contained in Sections 8.1 through 8.3 above shall survive in the event of a breach by Employee (or any person, organization or entity acting on his behalf) of this Agreement, or any representation, warranty, promise, covenant or other obligation contained herein or therein.

9. No Admission of Liability. The making of this Agreement and anything contained herein is not intended, and shall not be construed, as an admission that DSS has violated any foreign, federal, state or local law (statutory or common law), ordinance or regulation; breached any contract; or violated any right or obligation that it may owe or may have owed to Employee, or committed any wrong whatsoever against Employee. Employee further acknowledges, covenants, and agrees that no final findings or final judgments have been made by any court or arbitration panel against DSS in favor of Employee, and that Employee does not purport and will not claim to be a prevailing party, for any purpose.

10. Confidentiality of Agreement. The Parties agree that the consideration furnished under this Agreement and the Consulting Agreement, the discussions and correspondence that led to this Agreement and the Consulting Agreement, and the terms and conditions of this Agreement and the Consulting Agreement are confidential. Employee represents that he, and any attorney he may have retained to review this Agreement and the Consulting Agreement, have not disclosed the terms or conditions of this Agreement and the Consulting Agreement. Except as may be required by law or to enforce the terms hereof or thereof, neither Employee nor his attorney may disclose the above information to any other person or entity, except that Employee may disclose the provisions of this Agreement and the Consulting Agreement to his immediate family members and financial and/or tax advisor, provided that Employee makes the person to whom disclosure is made aware of the confidentiality provisions of this Agreement and the Consulting Agreement and such person agrees in writing to keep confidential the terms of this Agreement. If subpoenaed to appear in any civil or criminal litigation, or by any governmental authority, to testify as to the contents of this Agreement and/or the Consulting Agreement, Employee agrees to immediately forward a copy of the subpoena to the General Counsel of DSS so that DSS may contest such subpoena, or any request, requirement or order related thereto, and to notify the proponent of the subpoena that this Agreement and/or the Consulting Agreement are the subject of an agreement of confidentiality. DSS may disclose the terms and conditions of this Agreement and/or the Consulting Agreement to its respective officers, directors, employees, accountants and counsel who have a business need to know, and as otherwise required by law. Employee further agrees that he will not encourage others who are not Parties to this Agreement and/or the Consulting Agreement to demand any disclosure of the terms and conditions of this Agreement and/or the Consulting Agreement.

11. Intellectual Property and Non-Disclosure Obligations.

11.1. Employee agrees that he will not file, without the express written consent of the CEO or General Counsel of DSS, any patent, copyright or trademark applications relating to any DSS Invention (as hereafter defined), except under the direction of DSS. As referred to in this Agreement, “DSS Invention” shall mean all ideas, inventions, discoveries, improvements, trade secrets, formulae, techniques, data, software, programs, systems, specifications, developments, system architectures, documentation, algorithms, flow charts, logic diagrams, source code, methods, processes, marketing and business data, including works-in-progress, whether or not subject to statutory protection, whether or not reduced to practice, which were conceived, created, authored, developed, or reduced to practice by Employee, either alone or jointly with others, whether on the premises of DSS or not, during his employment by DSS. Employee agrees to assist DSS in perfecting, registering, maintaining, and enforcing, in any jurisdiction, DSS’s rights (including such rights as may be assigned by DSS from time to time) in the DSS Inventions by performing promptly all acts and executing all documents deemed necessary or convenient by DSS and does hereby irrevocably designate and appoint DSS and its duly authorized officers and agents as his agent and attorney-in-fact to do all lawfully permitted acts (including, but not limited to, the execution, verification and filing of applicable documents) with the same legal force and effect as if performed by him.

11.2. Employee agrees that he will not, without the express written consent of the CEO or General Counsel of DSS, use the Confidential Information (as hereafter defined) except as permitted by the Consulting Agreement. As referred to in this Agreement, “Confidential Information” shall mean technical and business information about DSS, and its clients and customers that was learned by Employee in the course of his employment by DSS and that was not already in the public domain through no fault of Employee including, without limitation, any and all proprietary DSS Inventions, any trade secrets, customer and potential customer names, product plans and designs, licenses and other agreements, marketing and business plans, and other financial and business information of DSS. Employee will not duplicate or replicate (or cause or permit others to duplicate or replicate) any document or other material in any medium embodying any Confidential Information. Employee will not disclose or permit the disclosure of any Confidential Information to any person or entity under any circumstances, unless Employee is required to disclose such information by law or pursuant to a judicial order, and in such case, prior written notice to DSS is required where possible. All of the Confidential Information shall remain the sole and exclusive property of DSS. DSS owns all right, title and interest in and to the Confidential Information and other intellectual property owned by DSS, including, without limitation, the DSS Inventions. Employee agrees that he acquired no right, title or interest in any Confidential Information or the DSS Inventions; and the Confidential Information is specialized, unique in nature, and of great value to DSS and that such Confidential Information gives DSS a competitive advantage. Employee hereby agrees to promptly return to DSS all tangible materials and all copies thereof, in whatever media, in his possession or control, containing or employing any Confidential Information or the DSS Inventions, together with a written certification with the foregoing.

Employee acknowledges and agrees that all copyrights, trademarks, patents and DSS Inventions conceived, created, authored, developed or reduced to practice by Employee during his employment with DSS are the sole and exclusive property of DSS; all copyrightable works included in the DSS Inventions shall be “works made for hire” within the meaning of the Copyright Act of 1976, as amended (17 U.S.C. §101), and DSS is the “author” within the meaning of such Act; and in the event that title to any or all of the DSS Inventions does not or may not, by operation of law, vest in DSS, Employee hereby assigns to DSS all his right, title and interest in all DSS Inventions, and all copies of them, in whatever medium fixed or embodied, and in all writings relating thereto in his possession or control and expressly waives any moral rights or similar rights in any DSS Invention or any such work made for hire.

11.3. Employee acknowledges and agrees that:

(a) (i) DSS owns all right, title and interest in and to the Confidential Information and DSS Inventions, and (ii) Employee acquired no right, title or interest in any Confidential Information or the DSS Inventions; and

(b) The Confidential Information is specialized, unique in nature, and of great value to DSS and that such Confidential Information gives DSS a competitive advantage; and

(c) Employee hereby agrees to promptly return to DSS all tangible materials and all copies thereof, in whatever media, in his possession or control, containing or employing any Confidential Information, together with a written certification with the foregoing.

12. Non-Competition and Non-Solicitation.

12.1. Employee acknowledges and agrees that, except as provided otherwise in the Consulting Agreement,:

(a) Employee shall not during the one-year period following the Termination Date, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate, invest in (except for investments of less than 5% of a business entity’s capitalization) or become employed by any business that is in direct competition with the business of DSS as of the Termination Date. For purposes hereof, businesses that are in direct competition shall include, without limitation, those that sell optical deterrent technologies;

(b) Employee shall not, directly or indirectly, influence or attempt to influence, or assist or advise any person attempting to influence, customers, distributors, partners or suppliers of DSS (i) to divert any part of their business away from DSS, (ii) to cause damage to the business of DSS, or (iii) to do any material business with any competitor of DSS; and

(c) Employee shall not, directly or indirectly, solicit or recruit any employee, officer, partner or consultant of DSS to leave the employment of DSS or terminate his/her relationship with DSS and Employee shall not advise or otherwise assist any other person to solicit or recruit any employee, officer, partner or consultant of DSS; provided, however, DSS shall not unreasonably withhold its consent for Employee to engage a consultant of DSS.

The Parties agree that the provisions of this Section 12 replace all prior non-competition and non-solicitation provisions in any agreements between Employee and DSS notwithstanding any survival clauses contained therein. The Parties further agree that the provisions of this Section 12 shall be interpreted as broadly as possible in favor of DSS.

13. Non-Disparagement. Employee agrees that he will not at any time, in any way, disparage DSS or any individuals associated with DSS, including without limitation its present or former licensees (including without limitation The Ergonomic Group and its officers and principals), customers, officers, directors, agents and employees, by making or soliciting any comments, statements or the like to the media or to others, either orally or in writing, that may be considered to be derogatory or detrimental, in any way, to the good name or business reputation of DSS or such other persons or entities. Employee further agrees that he will not engage in any conduct that is in any way injurious, or may be perceived to be injurious, to DSS’s reputation or interest (other than normal competitive process not in violation of this Agreement), including, but not limited to, encouraging or assisting others to bring any form of suit, claim or cause of action against DSS. DSS will not at any time, in any way, disparage Employee.

14. Breach. Employee agrees and acknowledges that if he breaches any representation, covenant, promise or undertaking made pursuant to this Agreement, DSS is authorized to pursue all rights and remedies available in law or in equity. DSS agrees and acknowledges that if it breaches any representation, covenant, promise or undertaking made pursuant to this Agreement, Employee is authorized to pursue all rights and remedies available in law or in equity.

15. Agreement Not Admissible. The Parties agree that this Agreement may be used and admitted as evidence only in a subsequent proceeding in which DSS or Employee seeks to enforce its/his rights hereunder.

16. Representations and Warranties. Employee represents and warrants that he has been given a reasonable and sufficient period of time to consider the terms and conditions of this Agreement; that he has been advised in writing to consult with an attorney before signing this Agreement; that he has had an opportunity to be represented by independent legal counsel of his own choice throughout all of the negotiations preceding the execution of this Agreement; that he has executed this Agreement after the opportunity for consultation with above-described independent legal counsel; that he is of sound mind and body, competent to enter into this Agreement, and is fully capable of understanding the terms and conditions of this Agreement; that he has carefully read this Agreement in its entirety; that he has had the opportunity to have the provisions of this Agreement explained to his by his own counsel, who has answered to his satisfaction any questions he has asked with regard to the meaning of any of the provisions of this Agreement, and that he fully understands their terms and significance; and that he voluntarily assents to all the terms and conditions contained therein, and that he is signing this Agreement of his own force and will, without any coercion or duress. Employee acknowledges and agrees that DSS has advised his that all payments to his must comply with the requirements of Section 409A of the Internal Revenue Code (“409A”), and Employee agrees to indemnify and hold harmless DSS from and against any and all taxes, costs, and expenses, as a result of 409A.

17. Consideration and Revocation Periods. Pursuant to the Older Workers Benefit Protection Act, Employee is advised that he shall have at least 21 calendar days to consider this Agreement before signing it, but may sign this Agreement at any earlier time if he so desires. If Employee signs this Agreement, he shall have 7 calendar days thereafter (the “Revocation Period”) to revoke this Agreement by indicating his desire to do so, in writing, addressed to DSS, 28 East Main Street, 15 Floor, Rochester, New York 14614 (attention: General Counsel). In order for such revocation to be effective, it must be received before 5:00 p.m. on the seventh day following the date this Agreement was executed by Employee. The effective date of this Agreement shall be the 8th day following the execution of this Agreement by Employee (the “Effective Date”). In the event Employee does not accept this Agreement, or in the event Employee revokes this Agreement during the Revocation Period, this Agreement, including, but not limited to, the obligation of DSS to make the payments set forth in Section 1, shall automatically be deemed null and void, and Employee shall promptly return to DSS any amounts paid by DSS to Employee under this Agreement.

18. Severability. If, at any time after the date Employee executes this Agreement, any provision of this Agreement shall be held to be illegal, void or unenforceable, such provision shall be of no force and effect, provided that, in the event that any provision of Section 12 is held invalid or unenforceable or is deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws, and such other changes shall be made to give effect to the original intent of the Parties. The illegality or unenforceability of any provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement, provided that, upon a finding by a court or agency of competent jurisdiction that the release of claims contained in Section 8 is illegal, void or unenforceable, Employee agrees that, at the request of DSS, he will execute a release covering all the same claims as are released under Section 8 that are legal and enforceable, or, if the basis on which the release was found illegal, void or unenforceable cannot be so cured, to return promptly to DSS, upon its request, all amounts paid to his under this Agreement.

19. Resignation from Board of Directors. Concurrent with the execution of this Agreement, Employee shall submit his resignation as President of the Company and from the Board of Directors of the Company in form of the letter attached hereto as Exhibit A. All applicable insurance coverage of Employee under the Company’s director and officer insurance policies for acts and omissions of Employee during his tenure as an officer and director of the Company shall continue to remain in effect throughout the Term.

20. Prior Agreements Superseded; No Oral Modification. This Agreement constitutes the complete understanding between the Parties and supersedes any and all prior agreements (oral or written) between the Parties (including, but not limited to, all agreements related to commissions and any other payments). Employee acknowledges that neither DSS nor any representative of DSS has made any representation or promises to Employee other than as set forth herein or therein. This Agreement may not be modified except in a writing signed by both Employee and the CEO of DSS.

21. No Assignment of Claims. Each of the Parties represents and warrants that he has not assigned or transferred any of the claims released under this Agreement, or any portion of or interest in any such claims, to any other individual, firm, or other entity.

22. Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be finally determined by arbitration in the State of New York in accordance with the employment arbitration rules of the American Arbitration Association by a neutral arbitrator with no direct or indirect relationship to either party. In such arbitration, (a) the arbitrator shall agree to treat all evidence as confidential; (ii) the arbitrator shall have no authority to amend or modify any of the terms of this Agreement; (iii) the arbitrator shall have 10 business days from the closing statements or submission of post-hearing briefs by the parties to render his or his decision. The results of any such arbitration shall be final and binding upon the parties hereto, and any party may enforce any arbitration award in any court of competent jurisdiction. Each party shall bear its/his own costs of participating in the arbitration proceedings.

23. Choice of Law. This Agreement will be construed and enforced in accordance with the laws of the State of New York, without regard to its conflict of law rules.

24. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original. Facsimile signatures shall be deemed effective if subsequently followed by handwritten signatures.

25. Construction of Agreement. This Agreement shall be interpreted without regard to the identity of the drafter, and shall not be construed for or against either party. The subheadings in this Agreement are for convenience only and shall not affect the interpretation of the substantive terms of this Agreement.

26. Binding Agreement. This Agreement shall be binding upon the Parties and upon their respective heirs, administrators, representatives, executors, successors and assigns.

27. Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given to the Party to be notified one (1) business day after deposit with an internationally recognized overnight courier, specifying overnight delivery, with written verification of receipt. Notices shall be sent to the Parties at the following addresses or such other addresses as the parties subsequently may provide in accordance with this section.

If to DSS: Document Security Systems, Inc. 28 Main Street East, Suite 1525 Rochester, New York 14614 Attention: Chief Executive Officer	With a copy to: Document Security Systems, Inc. 28 Main Street East, Suite 1525 Rochester, New York 14614 Attn: General Counsel

If to Employee: 7914 Long Branch Pkwy Silver Springs, MD 20912	With a copy to:

[Signature Page Follows]

WHEREFORE, the Parties, by their signatures below, evidence their agreement to the provisions stated above.

DOCUMENT SECURITY SYSTEMS, INC.

By:	/s/ Patrick White
Name: Patrick White
Title: Chief Executive Officer

Dated:	May 10, 2008

I HAVE READ AND UNDERSTOOD THIS AGREEMENT, INCLUDING THE GENERAL RELEASE OF ALL CLAIMS CONTAINED IN SECTION 9, AND AM IN AGREEMENT WITH ITS TERMS.

/s/ Peter Ettinger
Peter Ettinger

Dated:	May 10, 2008

Sworn to before me this
10th day of May , 2008

/s/ Haresh A. Laheri
Notary Public

EXHIBIT A

May 9, 2008

The Board of Directors
Document Security Systems, Inc.
28 East Main Street, Suite 1525
Rochester, NY 14614
Re: Resignation

Dear Sirs:
I hereby resign my position as President of Document Security Systems, Inc., effective May 9, 2008. I also hereby resign from the Board of Directors of Document Security Systems, Inc., effective May 9, 2008.

I confirm that I have no claim against Document Security Systems, Inc. for compensation for loss of office or directorship.

Very truly yours,

Peter Ettinger